EXHIBIT 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 20th day of July, 2004 by and between TENNESSEE COMMERCE BANK (the “Employer” or “Bank”), and ARTHUR F. HELF (the “Employee” or “Executive”).

1.                                      Employment.  The Employer employs the Employee and the Employee accepts employment upon the terms and conditions of this Agreement.  For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a)                                  Change in Control.  A “Change in Control” shall be deemed to have occurred if:

(i)                                     any one person or entity, or more than one person or entity acting as a group, acquires ownership of stock of the Bank constituting more than 50% of the total voting power of the Bank;

(ii)                                  a merger or consolidation where the holders of the voting stock of the Bank immediately prior to the effective date of such merger or consolidation own less than 50% of the voting stock of the entity surviving such merger or consolidation; or

(iii)                               any one person or entity or more than one person or entity acting as a group, acquires assets from the Bank that have a total fair market value greater than 50% of the total fair market value of all of the Bank’s assets immediately before the acquisition or acquisitions; provided, however, that transfers of assets which otherwise would satisfy the requirements of this subsection (iii) will not be treated as an acquisition of such assets if the assets are transferred to:

(A)                              any entity, 50% or more of the total value or voting power of which is owned, directly or indirectly by the Bank;

(B)                                any person or entity, or more than one person or entity acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Bank; or

(C)                                any entity, as least 50% of the total value or voting power of which is owned, directly or indirectly, by a person who owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding capital stock of the Bank.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred solely as a result of any transaction or reorganization undertaken for the primary purpose of implementing a change in jurisdiction or charter of the Bank.  For purposes of this Agreement, an “affiliate” of, or a person(s) “affiliated with” a specified person(s), is a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person(s) specified.

(b)                                 Confidential Information.  Confidential Information shall mean any and all information the Employee acquires or to which the Employee has access during  the Term that has not been disclosed publicly by the Employer and is not a matter of common knowledge in the fields of work of the Employer.  The Confidential Information shall include, but not be limited to, trade secrets, technical data, mailing lists, the names of suppliers and customers, and the arrangements made from time to time with suppliers and customers.

(c)                                  Good Cause.  “Good Cause” shall be deemed to have occurred if either party has breached this Agreement and the non-breaching party gives notice in writing, delivered to the breaching party and providing ten (10) calendar days, from the date of delivery of the notice, within which the breaching party has the opportunity to cure, if possible, the breach.  In addition, Good Cause for termination shall exist if Employee engages in any of the following conduct while an employee of the Employer:  (1) willful and knowing dishonesty in communication of any kind on any material subject for any purpose either to the Employer or to any person or entity for or on behalf of the Employer; (2) use of more than an insubstantial and quantitatively small amount of time during normal business hours of the Employer for activities not calculated and reasonably designed to produce profit for the Employer; (3) theft, embezzlement, false entries on records, misapplication of funds or property, misappropriation of any asset, any conduct resulting in conversion of any kind, or any actual or constructive fraud; (4) at any time during or after employment at the Employer, imparting Confidential Information, whether proprietary or non-proprietary, to any person other than (i) an authorized employee of the Employer; or (ii) as required by law, or (iii) as part of a privileged communication to an attorney; (5) gross neglect of duty, including, but not limited to, failure or refusal to attend to the duties of employment at the Employer; (6) participating in any conduct involving moral turpitude or which results in public disgrace including, but not limited to, conduct for which there is probable cause to believe that, if criminally prosecuted, such conduct would be adjudged felonious; (7) counseling, advising, assisting, procuring or aiding any employee of the Employer in any above-recited conflict of interest; (8) knowing, believing or having reason to know or believe that an employee of the Employer has, is, or is about to engage in any above-recited conflict of interest and not revealing said knowledge or belief and the reason for it to the Employer; (9) receiving, during the term of this Agreement, compensation, income, anything of value, or a future interest in or future entitlement to compensation, income or a thing of value, from any person or entity who or which is engaged in the same or substantially the same business as the Employer in the same product, service or geographical market, except stock dividends and/or capital gains from passive investments in financial institutions by Employee made in the ordinary course of business and as part of Employee’s investment portfolio.  However, cause shall not be deemed to exist merely because of a difference of opinion between Employee and the Employer, or any employees, directors or officers of either, as to philosophy of management or other personal beliefs.

(d)                                 Total Disability.  The phrase “Total Disability” means the inability of Employee to perform his normal required services hereunder by reason of Employee’s mental or physical illness or incapacity, which illness or incapacity is expected to be permanent and continuous during the remainder of Employee’s life, as so determined by a licensed physician selected by Employee and reasonably satisfactory to the Employer’s Board of Directors.

2.                                      Term.  The term (“Term”) of this Agreement shall begin on the date of the Agreement (Effective Date) and end on the second anniversary of such date (the Employment Period).  The Employment Period shall be a constant rolling period of two years, commencing on the Effective Date, with the result that, for each day after the Effective Date the Executive’s term of employment shall be two years.  The Termination Date may be modified upon:

(a)                                  Mutual Agreement.  The mutual written agreement of the Employer and the Employee.

(b)                                 Resignation.  The effective date of the Employee’s resignation.

(c)                                  Death or Disability.  The death or total disability of the Employee.

(d)                                 Termination.  The Employer’s termination of the Employee’s employment, upon written notice to the Employee, for Good Cause, as further defined above, certified by a vote of the Board of Directors exclusive of the Employee.

(e)                                  Breach.  The breach by the Employee of any provision of this Agreement.

3.                                      Compensation.

(a)                                  Base Salary.  As compensation for the services to be rendered by Employee during the period of his employment hereunder, and upon the condition that Employee shall fully and faithfully keep and perform all of the terms and conditions hereof, Employer shall pay Employee a salary of $151,800 per year, less income tax withholdings and other normal employee deductions, plus any additional amounts designated as Base Salary increases by the Board of Directors of the Employer, which amount is payable in equal installments (no less frequent than monthly) in accordance with the payroll practices from time to time adopted by the Employer.

(b)                                 Additional Compensation.  During the Term of this Agreement, Employee shall participate in an incentive program providing an earning potential equivalent of up to 50% of the salary

(c)                                  Benefits.  The Bank shall provide the Employee with medical, dental, vision and disability insurance (collectively, “Health Insurance”), as well as a term life insurance policy (“Life Insurance”) with a death benefit equal to $300,000.  The Bank will provide the Employee with automobile benefits commensurate with his position and at least comparable to other employees of the Employer.

This Agreement shall not be deemed abrogated or terminated if the Board of Directors or stockholders of Employer shall determine to increase the compensation of Employee for any period of time.

4.                                      Duties.  The Employee is engaged as Chairman of the Board and Chief Executive Officer of the Employer with such duties to be established by the Board of Directors and/or as specified in the Bylaws of the employer.

5.                                      Working Facilities.  The Employee shall have a private office, stenographic help, and such other facilities and services as are suitable to his position and appropriate for the performance of his duties.

6.                                      Disclosure of Information.  The Employee acknowledges that the Confidential Information is a valuable, special, and unique asset of the Employer’s business.  The Employee will not, during or after the term of his employment, disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.  In the event of a breach or threatened breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, the Confidential Information, or from rendering any services to any person, firm, corporation, association, or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

7.                                      Expenses.  The Employee may incur reasonable expenses for promoting the Employer’s business, including expenses for entertainment, travel, and similar items.  The Employer will reimburse the Employee for all such expenses upon the Employee’s periodic presentation of an itemized account of such expenditures.

8.                                      Vacations.  The Employee shall be entitled each year to a vacation of five (5) weeks, during which time his compensation shall be paid in full.  A portion of such vacation shall be taken over a two week consecutive period.

9.                                      Force Majeure and Disability.  If Employer is unable to conduct its business, or a substantial portion thereof, by virtue of governmental regulation or order, or by strike, war, fire, earthquake, hurricane, or similar acts of God, or other calamity (declared or undeclared), or because of other similar or dissimilar cause beyond control of Employer (all of which events are hereinafter sometimes referred to as “Force Majeure”), or in the event Employee suffers a Total Disability, Employer shall, in the event the Force Majeure and/or Total Disability continue for at least eight aggregate weeks during any four-month period, have the right to suspend the operation of this Agreement for the duration of said Force Majeure and/or Total Disability (except for any benefits payable to Employee under such benefit plans generally available to all executive employees), and Employer shall, at its option, have the right to add a period equal to such suspension to the Term hereof.  If the Term shall expire prior to the end of the Termination Date because of the Employee’s Total Disability, the Employer shall continue to pay the amounts specified in Section 3 during the Term of this Agreement, provided however, that any such continued payments shall be reduced, dollar-for-dollar, by the amount of any payments made to the Employee pursuant to the Employer-sponsored disability plan, program or arrangement or pursuant to disability insurance  provided  by  the Employer  to  the Employee.  If the Employer’s Board of  Directors  determines  that  the  Employee, after suffering Total Disability, is unable to manage his or her affairs, the Employer shall pay the amounts due under this Section 9 as the Employee’s duly appointed guardian, conservator, or other legal representative, instead of the Employee.

10.                               Termination With Cause.  With Good Cause, the Employer may terminate this Agreement at any time upon written notice to the Employee.  In such event, the Employee, if requested by the Employer, shall continue to render his services, and shall be paid his regular compensation up to the date of termination, but no other payments or benefits shall be paid or vested to him.

11                                  Change in Control Payment.  In the event that a Change in Control occurs during the term hereof, irrespective of whether or not the Employee’s employment is terminated by the Bank or any successor to the Bank, the Bank shall (i) pay the Employee an amount equal to (w) the product of 2.99 times the sum of the Employee’s expected Base Salary and Additional Compensation for the calendar year during which the Change in Control occurs (which expected Base Salary and Additional Compensation shall be in no event less than that earned by the Employee during the preceding calendar year), plus (x) provide continued health and life insurance benefits, at the level maintained by the Bank for the Employee, for the remaining term of the Agreement, and (ii) grant the Employee the right to purchase the employer-owned or leased automobile used by the employee as of the effective date of the Change in Control at the lower of (y) the Trade-In Value (as that term is defined in the current Kelley Blue Book) or (z) the book value as shown on the leasing Employer’s books.  Any payments to be made by the Bank to the Employee pursuant to clause (i) of this Subsection 10 shall be paid in the Bank’s discretion either in a lump sum or in equal installments over a twenty-four (24) month period beginning on the effective date of the Change in Control.  If it is determined by the Bank’s independent auditors that any monetary or other benefit received or deemed received by the Employee in the event of a Change in Control is or will become subject to any excise tax under Section 4999 of the Code or any similar tax under any United States federal, state, or local law, the Bank shall pay to the Employee, within 30 business days, an amount equal to the estimated excise tax but not to exceed $100,000.00.

12.                               Death During Employment.  If the Term shall expire prior to the end of the Termination Date because of the Employee’s death, the Employer shall thereafter make payments equal to 75% of the amount specified in Section 3(a), (b), and (c), during the Term.  The payments described in this Section 12 shall be made to the Employee’s spouse if the Employee is married at the time of the Employee’s death, but if the Employee is not married at the time of the Employee’s death or if the Employee is married at the time of the Employee’s death and the Employee’s spouse dies before all the payments are made under this Section 12, the remaining payments shall be made to the Employee’s estate.

13.                               Competition During and After Term.  Employee agrees that during the Term hereof, and for a period of one (1) year after the expiration of the Term, he will not, either separately, jointly, or in association with others, directly or indirectly, as an agent, employee, owner, partner, stockholder, or otherwise, allow his name to be used by, or establish, engage in, or become interested in any business, trade or occupation similar to the business being conducted by Employer, in any county in any of the States of the United States in which Employer’s business is presently being conducted, as long as Employer, or any person, firm, or corporation deriving title to the goodwill of, or shares from it, carries on a like business therein.  Notwithstanding the preceding sentence, Employee shall be allowed to engage in or be interested in the businesses and activities  enumerated in Schedule 1 annexed hereto, if any, provided that his interest or involvement therein does not otherwise violate any other term or provision of this Agreement other than the preceding sentence of this Section.  Employer and Employee acknowledge that during the Term of Employee’s employment, Employee will acquire special knowledge and/or skill that he can effectively utilize in competition with Employer.  Furthermore, although not a term or condition of this Agreement, Employer and Employee acknowledge that, as of the date hereof, it is reasonably contemplated that Employee’s services will be utilized by Employer in executive, managerial, and/or supervisory capacities throughout the areas in which Employer conducts its business, and in the general operation of Employer’s business wherever it is being conducted, throughout the United States.

Employee agrees that the remedy at law for any breach by him of the covenants contained herein will be inadequate, and that in the event of a violation of the covenants contained herein, in addition to any and all legal and equitable remedies which may be available, the said covenants may be enforced by an injunction in a suit in equity, without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit, and without notice.  The parties hereto intend that the covenants contained in this Section shall be deemed to be a series of separate covenants, one for each county of each state where Employer does business.  If, in any judicial proceeding, a court shall refuse to enforce any or all of the separate covenants deemed included in such action, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  Furthermore, if in any judicial proceeding a court shall refuse to enforce  any covenant by reason of the duration or extent thereof, such covenant shall be construed to have only the maximum duration or extent permitted by law.

14.                               Intellectual Property.  The Employee also shall disclose fully and only to the Employer all ideas, methods, plans, developments, improvements, or patentable inventions, that relate directly or indirectly to the business of the Employer, that are known, made, or discovered by the Employee at any time during the Term.  Nothing in this Section, however, shall be construed as requiring any communication to the Employer of the idea, method, plan, development, improvement, or invention if protected by any lawful prohibition against the communication.  All disclosures are to be made promptly after conception or discovery of the idea, method, plan, development, improvement, or invention.  Any idea, method, plan, development, improvement, or invention that the Employee is obligated to disclose to the Employer under this Section shall be the property of the Employer.  The Employee shall (a) provide any and all assistance to the Employer in making any patent applications or other applications for obtaining exclusive rights in, and (b) do all other things reasonably necessary to vest in the Employer or its assigns, the ideas, methods, plans, development, improvements, or inventions.  Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

15.                               Notices.  Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence, in the case of the Employee, or to its principal office, in the case of the Employer.

16.                               Waiver of Breach.  The waiver by the Employer of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.  No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

17.                               Assignment.  The Employee acknowledges that the services to be rendered by him are unique and personal.  Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement.  The rights and  obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

18.                               Compliance with Other Agreements.  The Employee represents and warrants that the execution of this Agreement and the performance of the Employee’s obligations under this Agreement will not conflict with, result in the breach of any provision of, cause the termination of, or constitute a default under any Agreement to which the Employee is a party or by which the Employee is or may be bound.

19.                               Litigation Expense.  In the event of a default under this Agreement, the defaulting party shall reimburse the nondefaulting party for all costs and expenses reasonably incurred by the nondefaulting party in connection with the default, including without limitation attorney’s fees.  Additionally, in the event a suit or action if filed to enforce this agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney’s fees at the trial level and on appeal.

20.                               Severability.  In the event any section, subsection, provision, or clause of this Agreement or any combination thereof is found to be unenforceable at law, in equity, or under any presently existing other after enacted legislation, regulation, or order of the United Sates, any state or subdivision thereof or any municipality, those finding shall not in any way affect the other sections, subsections, provision, or clauses of this Agreement, which shall continue in full force and effect, and the unenforceable provision shall be interpreted in a manner that imposed the maximum restriction or obligation permitted by applicable law.

21.                               Entire Agreement.  This Agreement contains the entire understanding of the parties.  It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

22.                               Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on

July 20,2004.

EMPLOYER:

TENNESSEE COMMERCE BANK

By:

EMPLOYEE:

Arthur F. Helf